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                                                              Exhibit 99.B(I)(9)

                     CORE ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN
                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                                      AND
             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                                     DATED
                               DECEMBER 30, 2005

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS                                                          1
  1.01   Definitions                                                           1

ARTICLE II TERM                                                                2
  2.01   Term                                                                  2

ARTICLE III SERVICES; STANDARDS; AUTHORITY                                     2
  3.01   Services                                                              2
  3.02   Service Standards                                                     2
  3.03   Authority                                                             2
  3.04   Agreements Regarding Use of FAFLIC's Name                             3

ARTICLE IV COMPENSATION                                                        5
  4.01   Service Provider                                                      5

ARTICLE V PERSONNEL, FACILITIES AND COSTS                                      6
  5.01   Personnel                                                             6
  5.02   Facilities                                                            6
  5.03   Systems                                                               6
  5.04   Costs                                                                 7
  5.05   Delegation                                                            7

ARTICLE VI COMPLIANCE WITH APPLICABLE LAWS                                     7
  6.01   Legal Compliance                                                      7
  6.02   Licensing                                                             7
  6.03   Supervision                                                           8

ARTICLE VII MAINTENANCE OF RECORDS                                             8
  7.01   Maintenance                                                           8
  7.02   Availability and Access                                               9

ARTICLE VIII POWER OF ATTORNEY                                                 9
  8.01   General                                                               9
  8.02   Appointment                                                          10

ARTICLE IX TERMINATION                                                        10
  9.01   Termination                                                          10
  9.02   Effect of Termination                                                11

ARTICLE X INDEMNIFICATION                                                     12

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
  10.01  Indemnification by FAFLIC                                            12
  10.02  Indemnification by the Service Provider                              13
  10.03  Limitations on Indemnification                                       13
  10.04  Notice of Defense of Claims                                          14

ARTICLE XI CONFIDENTIALITY                                                    15
  11.01  Service Provider's Obligations                                       15
  11.02  FAFLIC's Obligations                                                 16
  11.03  Obligations with Respect to Consumer Privacy Regulation              16

ARTICLE XII TRANSFER OF RECORDS                                               17
  12.01  Transfer                                                             17
  12.02  Ownership; Access                                                    17

ARTICLE XIII NOTIFICATION                                                     18
  13.01  FAFLIC's Obligations                                                 18
  13.02  Service Provider's Obligations                                       18

ARTICLE XIV ARBITRATION                                                       18
  14.01  Arbitration                                                          18

ARTICLE XV MISCELLANEOUS                                                      20
  15.01  Notice                                                               20
  15.02  Expenses                                                             22
  15.03  Governing Law                                                        22
  15.04  Entire Agreement                                                     22
  15.05  No Assignment; Binding Effect                                        22
  15.06  Amendment; Waiver                                                    22
  15.07  Relationship of Parties                                              23
  15.08  Jurisdiction                                                         23
  15.09  Headings                                                             23
  15.10  Severability                                                         23
  15.11  Counterparts                                                         23
  15.12  No Third Party Beneficiary                                           24
  15.13  Good Faith; Errors And Oversights                                    24
  15.14  Force Majeure                                                        24

                                       ii
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                     CORE ADMINISTRATIVE SERVICES AGREEMENT

     THIS CORE ADMINISTRATIVE SERVICES AGREEMENT (this "AGREEMENT") is made this 30th day of December, 2005 by and between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts insurance company ("FAFLIC"), and ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY, a Massachusetts insurance company (the "SERVICE PROVIDER").

                                    RECITALS:

     WHEREAS, The Hanover Insurance Group, Inc. (formerly known as Allmerica Financial Corporation) (the "Seller") and The Goldman Sachs Group, Inc. have entered into that certain Stock Purchase Agreement, dated as of August 22, 2005 (the "SPA"), which agreement calls for, among other things, the provision of administrative services by the Service Provider to FAFLIC, as described in this Agreement;

     WHEREAS, FAFLIC and the Service Provider are entering or may hereafter enter (as applicable) into the Core Coinsurance Agreement, pursuant to which FAFLIC shall cede to the Service Provider, on a 100% coinsurance or modified coinsurance basis (as indicated therein) all the Contracts; and

     WHEREAS, in connection with the SPA and, if applicable, the Core Coinsurance Agreement, the parties hereto desire that the Service Provider perform all services required for complete support and administration of the Contracts on behalf of FAFLIC in accordance with the terms and subject to the conditions of this Agreement;

     NOW, THEREFORE, in consideration of the transactions contemplated pursuant to the SPA, and the mutual covenants and promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in EXHIBIT B hereto.

                                       1
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                                   ARTICLE II

                                      TERM

     2.01 TERM. This Agreement shall be effective as of the Closing Date and shall remain in full force and effect until terminated in accordance with Article IX below.

                                  ARTICLE III

                         SERVICES; STANDARDS; AUTHORITY

     3.01 SERVICES. THE Service Provider shall provide or cause to be provided to FAFLIC all services required for complete support and administration of all Contracts to the same extent such services are provided to the Service Provider's own Core Business (as defined in the SPA), including, without limitation, the services set forth on EXHIBIT A hereto (the "SERVICES"), as of
(i) the Closing Date with respect to each Service not subject to the Transition Services Agreement, and (ii) as of the date on which each Service subject to the Transition Services Agreement is no longer provided pursuant to the Transition Services Agreement.

     3.02 SERVICE STANDARDS. The Service Provider shall perform the Services or ensure that any services provided by an Authorized Administrator under
Section 5.05 are (a) at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider or its Authorized Administrator in administering the Service Provider's own comparable products during the term of this Agreement, (b) in accordance with all Applicable Laws and applicable insurance department requirements and (c) as otherwise specified herein or as the parties may agree in writing from time to time.

     3.03    AUTHORITY.

     (a) The Service Provider shall perform the Services in the name and on behalf of FAFLIC only as provided in this Agreement or as directed by FAFLIC in writing and as agreed to by the Service Provider, such agreement not to be unreasonably withheld or delayed. Except as specifically set forth in this Agreement or authorized by FAFLIC in writing, the Service Provider shall not have authority to issue new insurance policies or annuity contracts in the name of FAFLIC or enter into any agreements on FAFLIC's behalf. Notwithstanding the foregoing, the Service Provider shall have the authority to issue in the name of FAFLIC, and in conjunction with the Service Provider's performance of the Services hereunder, Contracts of the types identified in clauses (i)(C)(I) through (i)(C)(IV) in the definition of "Core Business" in the SPA. None of the terms or provisions of this Agreement shall prohibit the Service Provider or any of its Affiliates from conducting business of whatever nature in their own names and on behalf

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of any person or entity other than FAFLIC. FAFLIC shall take such actions as are reasonably necessary to ensure that the Service Provider has the authority to accept funds on behalf of FAFLIC and to disburse funds from bank accounts on FAFLIC's draft or check stock for the purpose of carrying out the Service Provider's responsibilities under this Agreement. FAFLIC shall, upon the request of the Service Provider, take all actions necessary to execute amendments, in form and substance reasonably acceptable to FAFLIC, to the Contracts prepared from time to time by the Service Provider to conform such policies to the extent required by any change in law. Notwithstanding anything in this Agreement to the contrary, FAFLIC shall retain the authority to make all final decisions with respect to the administration of the Contracts and the Contract Liabilities with respect to which the Service Provider is providing the Services, taking into account the recommendations of the Service Provider provided to FAFLIC hereunder, which FAFLIC shall only reject in good faith and in light of the intent of the parties to and the stated purposes of the SPA, the Core
Coinsurance Agreement and this Agreement.

     (b) The Service Provider shall give policyholders written notice of any changes related to policyholder servicing, including without limitation any new address or phone number for customer contact. The notice must be approved by FAFLIC, which approval shall not be unreasonably withheld or delayed, and any applicable state insurance regulatory authorities before distribution.

     3.04 AGREEMENTS REGARDING USE OF FAFLIC'S NAME. Except as provided herein and in Section 7.09 of the SPA and the IP License Agreement, the Service Provider shall not use the name, logo or other service or trade names, marks or domain names of FAFLIC or its Affiliates, whether or not used in the administration of the Contracts (collectively, the "FAFLIC NAMES AND MARKS") in any way or manner not specifically authorized in writing by FAFLIC. Subject to the foregoing general limitation, FAFLIC and the Service Provider agree as follows:

     (a) FAFLIC hereby grants to the Service Provider and the Service Provider hereby accepts a non-exclusive, non-transferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free license to use FAFLIC Names and Marks that are used in connection with the administration of the Contracts (the "LICENSED NAMES AND MARKS") in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement. The Service Provider shall obtain FAFLIC's written consent prior to registration of any domain names that include the Licensed Names and Marks, which consent shall not be unreasonably withheld. The Service Provider shall not use the Licensed Names and Marks in any way that may confuse or mislead third parties as to the source of Services. No right is granted hereunder for the use of the Licensed Names and Marks (or any FAFLIC Names and Marks) in connection with any services other than the Services. If FAFLIC decides to discontinue any of the Licensed Names and Marks or create any new Licensed Names and Marks ("NEW MARK"), in each case at FAFLIC's

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expense, it shall provide written notice to the Service Provider at least six months in advance so that the Service Provider can phase out the discontinued Licensed Name and Mark or phase in the New Mark in an orderly fashion, and FAFLIC shall reimburse the Service Provider for any costs reasonably incurred pursuant thereto. Any New Mark shall, upon FAFLIC's notice, be deemed a Licensed Name and Mark hereunder.

     (b) Without limiting the generality of the foregoing subsection (a), FAFLIC hereby further grants, and the Service Provider hereby accepts a non-exclusive, nontransferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free right and license to use the Licensed Names and Marks as part of any Uniform Resource Locators ("URLs") used in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement.

     (c) The Service Provider agrees to maintain the quality of the Services provided using the Licensed Names and Marks at no less than substantially the same levels as maintained by FAFLIC during the six (6) months prior to the date hereof or as may be agreed to by FAFLIC and the Service Provider from time to time (the "QUALITY STANDARDS"). FAFLIC may reasonably amend the Quality Standards upon 30 days written notice to the Service Provider, provided that any such amended Quality Standards shall not require the Service Provider to maintain a higher level of quality of the Services provided using the Licensed Names and Marks than the level of quality maintained by FAFLIC. Upon FAFLIC's request from time to time, the Service Provider shall provide to FAFLIC representative samples of Service Provider's uses of the Licensed Names and Marks. In the event FAFLIC notifies the Service Provider of its failure to maintain the Quality Standards with respect to its uses of the Licensed Names and Marks, the Service Provider shall use reasonably diligent efforts to cure such failure (and the causes thereof). The Service Provider shall be deemed to have maintained the Quality Standards if: (j) FAFLIC does not object to any such uses within 30 days of its actual receipt of representative samples of such uses; or (ii) the quality of such uses is not materially different from uses previously approved by FAFLIC under similar circumstances. Any use of Licensed Names and Marks inures to the benefit of FAFLIC

     (d) The rights and license granted in this Section 3.04 shall continue in effect until such time as this Agreement is terminated pursuant to
Article IX. Upon the Service Provider's receipt of notice of termination of this Agreement, the Service Provider shall discontinue all use of the Licensed Names and Marks in accordance with Applicable Law (but in no event will such use extend beyond 60 days after termination) and shall not thereafter use any names or marks that are confusingly similar to the Licensed Names and Marks; provided, however, that Service Provider shall have 60 days after termination in which to use-up or remove material bearing the Licensed Names and/or Marks. Following any such notice of termination, FAFLIC and the Service Provider shall cooperate to take all action reasonably necessary to effect such discontinuance including,

                                       4
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without limitation, notifying policyholders, producers, suppliers, service providers, regulatory agencies and other relevant Persons of the discontinuance. Upon termination, except as provided in this Section 3.04(d), all of the Service Provider's rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by FAFLIC.

     (e) FAFLIC represents and warrants that it owns the Licensed Names and Marks and has the right to grant the rights and license granted herein. The rights and license granted herein will not conflict with the rights of any third party and the use of the Licensed Names and Marks in connection with the Services as licensed hereunder will not infringe or violate the rights of any third party.

     (f)     None of the rights licensed to the Service Provider under this
Section 3.04 may be assigned, sublicensed or otherwise transferred by the Service Provider (other than in connection with the delegation of Services to an Authorized Administrator in accordance with this Agreement), and any assignment, sublicense or other transfer without such consent shall be null and void.

     (g) Without limiting the right of FAFLIC hereto to pursue all other legal and equitable rights available to it for violation of this Section 3.04 by the Service Provider or any of its Affiliates, the Service Provider acknowledges and agrees that other remedies cannot fully compensate FAFLIC for such a violation by the Service Provider or such Affiliates and that FAFLIC shall be entitled to injunctive relief or other equitable remedies to prevent the violation or continuing violation thereof.

                                   ARTICLE IV

                                  COMPENSATION

     4.01 SERVICE PROVIDER. The Service Provider shall provide the Services in consideration of the execution and delivery of the SPA and, if applicable, the Core Coinsurance Agreement and the consummation of the transactions contemplated thereby. Until and unless there is a Core Coinsurance Termination, the Service Provider shall neither impose on FAFLIC nor otherwise be entitled to receive any additional or separate consideration for the provision of Services in accordance with this Agreement, except to the extent otherwise provided in
Section 7.02. In the event the SPA is terminated, solely with respect to the transactions to be consummated at the Core Coinsurance Closing, at any time prior to the Core Coinsurance Closing, pursuant to Section 11.02 of the SPA (the "Core Coinsurance Termination"): (a) the Service Provider shall be entitled to receive a refund, with interest at a rate per annum equal to the LIBOR rate (as defined in the SPA), of that portion of the fees paid by the Service Provider under the Transition Services Agreement and the costs paid by the Service Provider to a third party administrator in connection with the conversion of the operations of the Service Provider

                                       5
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as is determined by mutual agreement of the Service Provider and FAFLIC to reasonably relate to the provision of Services with respect to the Contracts and the conversion with respect to the operations of the Core Business; (b) FAFLIC shall reimburse the Service Provider for the Service Provider's Actual Cost, with interest at a rate per annum equal to the LIBOR rate, of providing the Services in accordance with this Agreement on and after the Effective Date to the Core Coinsurance Termination date (if any); and (c) the Service Provider and FAFLIC shall negotiate in good faith such other modifications of this Agreement as are reasonably necessary and appropriate to reflect the failure of the Core Coinsurance Closing to occur, provided, however, that the parties intend that the Service Provider shall continue to provide the Services until such time as all obligations under the Contracts have been terminated or the other termination events in Article IX. "ACTUAL COST" shall mean (i) all reasonable actual out-of-pocket expenses incurred by the Service Provider attributable to the provision of the Services and (ii) corporate overhead to the extent directly related and required to perform the Services, including without limitation an allocated portion of salaries of personnel and other reasonable direct cost; provided, however, that no Actual Cost shall have a profit component. Actual Cost shall be reasonably detailed and invoiced for the entire period from the Closing Date to the date of the Core Coinsurance Termination and monthly thereafter.

                                   ARTICLE V

                        PERSONNEL, FACILITIES AND COSTS

     5.01 PERSONNEL. The Service Provider shall furnish or cause to be furnished sufficient personnel to provide the Services.

     5.02    FACILITIES.

     The Services shall be performed by the Service Provider using furniture, fixtures and equipment (including computer hardware) owned or leased by or otherwise provided to or on behalf of the Service Provider (collectively, the "FACILITIES"). All Facilities owned by the Service Provider shall remain the property of the Service Provider and FAFLIC acknowledges and agrees that it shall not have any right, title or interest in or to the Facilities.

     5.03    SYSTEMS.

     The Service Provider shall furnish or cause to be furnished all Systems (as hereinafter defined) that are necessary for the Service Provider to provide the Services. The term "SYSTEMS" shall mean all computer programs and programming aids (together with supporting documentation) and hardware, including, without limitation, input and output formats, program listings, systems flow charts, narrative descriptions, operating instructions and the tangible media upon which such programs are recorded.

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     5.04    COSTS.

     Except as otherwise set forth herein, in the SPA or any other Ancillary Agreement, the Service Provider shall pay all personnel and other costs and expenses to provide the Services (including, without limitation, all applicable filing and similar fees).

     5.05 DELEGATION. Notwithstanding any other provision of this Agreement, the Service Provider may, at its option, delegate or subcontract any of its obligations under this Agreement (a) to an Affiliate without the consent of FAFLIC, (b) to a non-affiliated Person reasonably satisfactory to FAFLIC with the prior consent of FAFLIC, which consent shall not be unreasonably withheld or delayed or (c) to SE2, a division of Security Benefit Life Insurance Company, and its affiliate Security Distributors, Inc.; Princeton Financial Systems, a State Street company; Milliman USA, Inc.; or assignees or successors in interest to any of the companies named in this clause (c) in the event of a merger. Any third party administrator to which the Service Provider is authorized to delegate or subcontract its obligations under this Agreement shall be referred to as an "AUTHORIZED ADMINISTRATOR." Each Authorized Administrator, as a condition precedent to acting under delegated or subcontracted authority under this Section 5.05, shall agree to abide by the applicable confidentiality provisions of Article XI hereof. Any delegation, sub-delegation or subcontract shall be effected in a manner that does not interrupt or impair the performance of the Services. In any event, no delegation, sub-delegation or subcontract, whether or not consented to by FAFLIC, will release the Service Provider from responsibility to FAFLIC under this Agreement with respect to the performance of the Services. Any provision of Services or other actions by an Authorized Administrator delegated pursuant to this Section 5.05 shall be deemed to have been provided by the Service Provider for such provision of Services or other action.

                                   ARTICLE VI

                         COMPLIANCE WITH APPLICABLE LAWS

     6.01 LEGAL COMPLIANCE. Each of the parties hereto agrees to comply with all Applicable Laws as they apply to the performance of such party's obligations under this Agreement.

     6.02    LICENSING.

     The Service Provider hereby covenants to FAFLIC that the Service Provider and its personnel have, and shall ensure that any Authorized Administrator and its personnel under Section 5.05 have, all licenses, registrations, qualifications and other authorizations necessary to provide the Services to or on behalf of FAFLIC, including, without limitation, any licenses as a third party administrator or registration as a broker-dealer. At all times during the term of this Agreement, the Service Provider and its personnel

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shall maintain, and shall ensure that any Authorized Administrator and its personnel under Section 5.05 shall maintain, in full force and effect all such licenses, registrations, qualifications and other authorizations necessary under Applicable Law to provide the Services to or on behalf of FAFLIC. The Service Provider agrees to use reasonable best efforts to provide FAFLIC with copies of any such documents upon request.

     6.03 SUPERVISION. The Service Provider acknowledges that the board of directors of FAFLIC is vested with the power, authority and responsibility for managing the business and affairs of FAFLIC, including administrative services. The Service Provider acknowledges that any and all actions or services, whether supervisory or ministerial, taken or provided pursuant to this Agreement by the Service Provider shall be subject to the continuous supervision of the board of directors of FAFLIC and, to the extent designated by such board of directors, the appropriate designated officers of FAFLIC. Without limiting the generality of the foregoing, in the event that any denial of a claim under any Contract by the Service Provider appears likely in the reasonable judgment of the Service Provider to result in the taking of any action adverse to FAFLIC by any regulatory authority, the Service Provider shall submit to FAFLIC all information relevant to the denial of such claim and the Service Provider and FAFLIC shall thereafter cooperate in good faith and use their respective commercially reasonable efforts to determine whether such claim or any portion thereof should be paid or amount offered in settlement of such claim. The Service Provider shall indemnify, defend and hold FAFLIC harmless against any losses asserted against, imposed upon or incurred by FAFLIC as a result of the Service Provider's denial of a claim under a Contract, which denial was recommended by the Service Provider under this Section 6.03 and agreed to or acquiesced in by FAFLIC under this Section 6.03.

                                   ARTICLE VII

                             MAINTENANCE OF RECORDS

     7.01 MAINTENANCE. The Service Provider agrees to (a) maintain an appropriate set of Service Provider Books and Records (as defined below) relating to all transactions under this Agreement, including, without limitation, all such records as may be required by Applicable Law, and shall maintain such Books and Records at its principal administrative office or at such other location as may be permitted by Applicable Law, and (b) preserve such Service Provider Books and Records for the term of this Agreement (or such longer period as may be required by Applicable Law). The Service Provider shall maintain such Service Provider Books and Records and the Transferred Records (as defined in Section 12.01 below) at the Service Provider's expense and in accordance with the Service Provider's own standards of insurance record keeping and all Applicable Laws, including without limitation New York Insurance Department Reg. 152. For the avoidance of doubt, all records produced by Service Provider for FAFLIC shall be the property of FAFLIC. For purposes of this Agreement, the "SERVICE PROVIDER BOOKS AND

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RECORDS" shall mean appropriate records and all other data and information (in whatever form maintained) of Service Provider reasonably necessary for the administration of the Contracts, including administrative records, claim records, policy files, sales records, files and records relating to regulatory and compliance matters, reinsurance records, tax reporting and tax computational records relating to the Contracts including 1099 reports to contract holders and 7702/7702A policy qualification testing information, underwriting records and accounting records, but excluding any Tax returns of Service Provider and work papers relating to any Tax returns of Service Provider; provided, however, that if any such financial or accounting records contain information which does not relate to the Contracts, such information shall not constitute Service Provider Books and Records.

     7.02    AVAILABILITY AND ACCESS.

The Service Provider Books and Records shall be available (at their place of keeping) for inspection, examination and audit by FAFLIC, its auditors and state and federal regulatory authorities and applicable self-regulatory organizations (in each case together with their respective representatives) during normal business hours upon reasonable notice to the Service Provider and without undue disruption to the operations of the Service Provider. The Service Provider shall furnish to FAFLIC (i) at the Service Provider's expense, copies of any Service Provider Books and Records relating to the transactions under this Agreement as may be reasonably required by FAFLIC in connection with the preparation of FAFLIC's financial statements, state and federal income and other Tax returns and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies, or otherwise required to be held or maintained under Applicable Law, and (ii) at FAFLIC's expense, copies of any such Service Provider Books and Records for any other reason. Without limiting the generality of the foregoing, the Service Provider shall provide FAFLIC (at the Service Provider's expense) all information concerning the Contracts required to be included in FAFLIC's state premium Tax returns (in a format suitable for direct insertion therein, provided, however that the Service Provider shall not be required to incur any material costs or expenses in so doing).

                                  ARTICLE VIII

                                POWER OF ATTORNEY

     8.01 GENERAL. FAFLIC grants to the Service Provider authority in all matters relating to administration of the Contracts to the extent such authority
(a) may be granted pursuant to Applicable Law and (b) is reasonably necessary for the Service Provider to provide the Services hereunder (including, without limitation, to make filings required by Applicable Law). For the avoidance of doubt, FAFLIC shall have final authority with respect to claim decisions, and such decisions shall be binding upon the Reinsurer.

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     8.02    APPOINTMENT. Subject to and in furtherance of Section 8.01, FAFLIC hereby nominates, constitutes and appoints the Service Provider as its attorney-in-fact solely with respect to the rights, duties, privileges and obligations of FAFLIC in, to and under the Contracts, with full power and authority to act in the name, place and stead of FAFLIC with respect to the Contracts, including, without limitation, the power, without reservation, to provide all services to all Contracts, to adjust, to defend, to settle and to pay all claims and benefits, to administer the Separate Accounts hereunder and to take such other and further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement, the SPA and, if applicable, the Core Coinsurance Agreement, during the term of this Agreement and until its termination in accordance with Article IX below. FAFLIC will, when and as requested by the Service Provider, execute and provide to the Service Provider written Powers of Attorney (in form and substance reasonably acceptable to FAFLIC) or other documents that are necessary or appropriate to carry out the objectives of this Article VIII.

                                   ARTICLE IX

                                   TERMINATION

     9.01 TERMINATION BY FAFLIC. FAFLIC may terminate this Agreement immediately, by delivery of written notice to the Service Provider, upon the occurrence of any of the following events:

     (a) The Service Provider, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors, including, without limitation, any state insolvency or rehabilitation statutes (collectively, "BANKRUPTCY LAWS"):

             (i)    commences a voluntary case or proceeding;

             (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

             (iii) consents to the appointment of a custodian of it or for all or for a substantial part of its property;

             (iv) makes a general assignment for the benefit of its creditors; or

             (v) fails to contest any involuntary case or proceeding filed against it within the time period fixed by any applicable rules, and any extensions granted by the court where such involuntary case or proceeding is pending.

     (b) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

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             (i)    is for relief against the Service Provider in an involuntary case or proceeding;

             (ii) appoints a custodian of the Service Provider or a custodian for all or for a substantial part of the property of the Service Provider; or

             (iii)  orders the liquidation of the Service Provider.

     (c) The Service Provider fails to comply with any material provision of this Agreement, which failure has not been corrected within 60 days after written notice thereof is delivered to the Service Provider by FAFLIC.

     9.02 TERMINATION BY SERVICE PROVIDER. In the event of the Core Coinsurance Termination such that reimbursement of the Service Provider's Actual Cost is required pursuant to Section 4.01 hereof, the Service Provider may terminate this Agreement upon the failure of FAFLIC to pay any monies owing to the Service Provider under this Agreement, which failure has not been corrected or disputed in accordance with Article XIV within thirty (30) days after written notice thereof(the "DEFAULT NOTICE") is delivered to FAFLIC by the Service Provider. Such termination shall be effective not less than ten (10) days following Service Provider's provision to FAFLIC of notice thereof(the "TERMINATION NOTICE") unless FAFLIC shall have cured such default within the 10-day period between receipt of the Termination Notice and the effective date of termination. In the event of a dispute by FAFLIC with respect to any payment due under Section 4.01 hereof, FAFLIC shall have the right to pay under protest. Notwithstanding any of the foregoing, the Service Provider shall not have the right to terminate this Agreement while amounts are being paid into escrow pursuant to Section 14.01(b).

     9.03 AUTOMATIC TERMINATION. This Agreement shall terminate at such time as all Contract Liabilities have been terminated and all obligations of both parties under the Core Coinsurance Agreement have been discharged in full.

     9.04    EFFECT OF TERMINATION.

     (a) Upon termination of this Agreement, (i) no party hereto shall be relieved of any liability for any breach of any provision of this Agreement,
(ii) any amounts owing hereunder by either party hereto to the other party hereto shall be immediately due and payable pro-rated for any partial periods) and (iii) all rights and obligations hereunder will terminate except that the provisions of Articles VII, X, XI, XII, XIII and XIV and this Section 9.04,
Section 15.02 and Section 15.03 shall survive the termination of this Agreement.

     (b) Following any termination of this Agreement, the Service Provider shall cooperate fully with FAFLIC in effecting the prompt transfer of the Services, the bank accounts and lockboxes maintained by the Service Provider hereunder and all Service

Provider Books and Records maintained by the Service Provider (or, where appropriate, copies thereof) to FAFLIC or FAFLIC's designee, so that FAFLIC or its designee will be able to perform the Services without interruption following any such termination. Cooperation of the Service Provider shall include the provision of its personnel and access to its systems for purposes of assisting in the conversion and transfer of data and information (in customary electronic format) to a replacement administrator. In this regard, the Service Provider shall work with the replacement administrator to promptly formulate a transition plan, including assistance with respect to data format and data conversion, data interface and methods of transferring responsibility for the Services with as little interruption in service as possible.

     (c) In the event of a termination pursuant to Section 9.01, the Service Provider shall reimburse FAFLIC for any out-of-pocket cost arising as a result of such termination, including, without limitation, (i) the cost of transitioning the Services to a substitute provider or FAFLIC, (ii) any fees paid to any such substitute provider and (iii) to the extent not duplicative of services provided by a substitute provider, costs incurred by FAFLIC with respect to the Services after termination of this Agreement. In the event of a termination pursuant to Section 9.02, FAFLIC shall reimburse the Service Provider for any out-of-pocket cost arising as a result of such termination, including, without limitation, (i) the cost of transitioning the Services to a substitute provider or FAFLIC, (ii) any fees paid to any such substitute provider and (iii) to the extent not duplicative of services provided by a substitute provider, costs incurred by Service Provider with respect to the Services after termination of this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.01   INDEMNIFICATION BY FAFLIC.

     (a) Until and unless a Core Coinsurance Termination occurs, subject to the provisions of Sections 10.03 and 10.04 hereof, FAFLIC agrees to indemnify, defend and hold harmless the Service Provider and its directors, officers, employees, Affiliates and assigns from and against all damages, loss and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding involving a third party claim) (collectively, "LOSSES," and individually a "LOSS"), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any breach or nonfulfillment by FAFLIC of, or any failure by FAFLIC to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement.

(b) Following any Core Coinsurance Termination, subject to the provisions of Sections 10.03 and 10.04 hereof, FAFLIC agrees to indemnify, defend and hold harmless the Service Provider and its directors, officers, employees, Affiliates, subcontractors and assigns from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, arising out of or in connection with the Service Provider's provision of Services under this Agreement; PROVIDED that FAFLIC shall not be responsible for any Losses of any such person to the extent resulting from such person's gross negligence, bad faith, willful misconduct, violation of Applicable Law (other than violations of Applicable Law arising from actions or inactions taken by such person upon the explicit written instruction or direction of FAFLIC) or material breach of such person's obligations under this Agreement, in each case in connection with any of the Services referred to above.

     10.02   INDEMNIFICATION BY THE SERVICE PROVIDER.

     (a) Until and unless a Core Coinsurance Termination occurs, subject to the provisions of Sections 10.03 and 10.04 hereof, the Service Provider agrees to indemnify, defend and hold harmless FAFLIC and its directors, officers, employees, Affiliates and assigns from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any breach or nonfulfillment by Service Provider of, or any failure by Service Provider to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement.

     (b) Following any Core Coinsurance Termination, subject to the provisions of Sections 10.03 and 10.04 hereof, the Service Provider agrees to indemnify, defend and hold harmless FAFLIC and its directors, officers, employees, Affiliates, subcontractors and assigns from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, arising out of or in connection with the Service Provider's or an Authorized Administrator's (i) gross negligence, bad faith or willful misconduct, (ii) violation of Applicable Law (other than violations of Applicable Law arising from actions or inactions taken by the Service Provider upon the explicit written instruction or direction of FAFLIC) or (iii) material breach of its obligations under Section 3.04, 11.01 or 11.03, in each case in connection with performing the Service Provider's obligations under this Agreement.

     10.03   LIMITATIONS ON INDEMNIFICATION.

     (a) If a person claiming indemnification under this Section 10.03 (an "INDEMNITEE") against any person (an "INDEMNIFYING PARTY") recovers from any third party (including insurers) all or any part of any amount paid to it by an Indemnifying Party pursuant to Section 10.01 or 10.02 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any Taxes), but not in excess of any amount previously so paid by the Indemnifying Party. If an Indemnitee recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to Section 10.01 or
10.02 hereof, such Indemnitee will have no right to claim indemnification for such amount from the Indemnifying Party.

     (b) The Indemnitee shall prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers) prior to collecting any indemnification payment pursuant to Section 10.01 or
10.02 hereof.

     (c) Notwithstanding any provision of this Agreement to the contrary, nothing herein shall affect the rights and obligations of the parties thereto under Article 10 of the SPA).

     10.04 NOTICE OF DEFENSE OF CLAIMS. Promptly after receipt of notice of any claim for Losses for which an Indemnitee seeks indemnification under this
Section 10.04, such Indemnitee shall give written notice thereof to the Indemnifying Party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party. The notice shall state the information then available regarding the amount and nature of such claim or Losses and shall specify the provision or provisions of this Agreement under which the right to indemnification is asserted. If within 30 days after receiving such notice the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such claim or Losses at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld), shall be by the Indemnifying Party and the Indemnitee shall make no payment in respect of such claim or Losses as long as the Indemnifying Party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expenses of one separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnitee shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Losses with counsel selected by the Indemnitee, and shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnitee shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying

Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnitee so long as such settlement (a) releases the Indemnitee from all liability for or in connection with such action, (b) provides for payment of any amounts relating to such settlement solely by the Indemnifying Party, at its own cost and for its own account, (c) does not materially and adversely impair the ability of the Indemnitee to carry on its business and (d) does not contain any admission of wrong doing on the part of the Indemnitee.

                                   ARTICLE XI

                                 CONFIDENTIALITY

     11.01   SERVICE PROVIDER'S OBLIGATIONS.

     (a) Subject to Section 3.03(b) hereof and Section 7.03 of the SPA, during the term of this Agreement (or for such longer period as may be required by Applicable Law or by FAFLIC's privacy policy as in effect on the Closing Date or any prior date, as applicable, and as hereafter updated for changes in Applicable Law, to the extent such privacy policy is provided to the Service Provider) the Service Provider and any Authorized Administrator shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel, Affiliates and other representatives (including, in the case of the Service Provider, its Authorized Administrator) (collectively, "REPRESENTATIVES") to refrain, from directly or indirectly:

             (i) disclosing to any person or entity (other than the Service Provider's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including, without limitation, claims or loss data or customer information), or information concerning FAFLIC or its Affiliates that the Service Provider prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other requirements of Applicable Law or (ii) such records, files, documents, data, or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by the Service Provider or its Representatives, (y) available to the Service Provider on a non-confidential basis from a source other than FAFLIC or FAFLIC's Representatives, provided that such source is not known by the Service Provider to be bound by a confidentiality agreement with, or other obligation of secrecy of, FAFLIC or another party or (z) developed independently by the Service Provider; or

             (ii) using such records, files, documents, data or information for any purpose (including, without limitation, directly or indirectly competing with FAFLIC or any Affiliate thereof) except pursuant to this Agreement.

     (b) Notwithstanding the foregoing, the Service Provider shall be entitled to use information concerning, derived from, or related to the administration of the Contracts for any lawful purpose in connection with the transaction of the Service Provider's business under the SPA, any Ancillary Agreement and, if applicable, the Core Coinsurance Agreement, provided that the Service Provider shall comply with all laws applicable to the use of such information (including, without limitation, Applicable Laws relating to the use of such information that would otherwise be applicable to FAFLIC as the issuer of the Contracts).

     11.02 FAFLIC'S OBLIGATIONS. During the term of this Agreement (or such longer period as may be required by Applicable Law or by FAFLIC's privacy policy as in effect on the Closing Date or any prior date, as applicable, and as hereafter updated for changes in Applicable Law, to the extent such privacy policy is provided to the Service Provider), FAFLIC shall refrain, and shall cause its Representatives to refrain, from directly or indirectly:

     (a) disclosing to any person or entity (other than FAFLIC's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including, without limitation, claims or loss data or customer information) or information concerning the Service Provider or its Affiliates or Authorized Administrators that FAFLIC prepares, maintains, uses or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other applicable requirements of law or (ii) such records, files, documents, data or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by FAFLIC or its Representatives or (y) available to FAFLIC on a non-confidential basis from a source other than the Service Provider or the Service Provider's Representatives, provided that such source is not known by FAFLIC to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Service Provider or another party or (z) developed independently by FAFLIC; or

     (b) using such records, files, documents, data or information for any purpose (including, without limitation, directly or indirectly competing with the Service Provider or any Affiliate thereof) except pursuant to this Agreement.

     11.03   OBLIGATIONS WITH RESPECT TO CONSUMER PRIVACY REGULATION.

     (a) Each of the Service Provider and FAFLIC shall, and shall cause its respective Representatives to, keep confidential the nonpublic personal information of any individual customer under a Contract in accordance with applicable consumer privacy laws and regulations subject to any applicable exceptions contained within such consumer privacy laws and regulations and related privacy policies of the Service Provider or FAFLIC, as the case may be. Notwithstanding the foregoing, nothing in this

Section 11.03(a) shall limit the rights of the Service Provider set forth in
Section 11.01(b).

     (b) Each of the Service Provider and FAFLIC agree to cooperate, and to cause its respective Representatives to cooperate, in providing information necessary to be included in any consumer privacy notice to an individual customer under a Contract required under applicable consumer privacy laws and regulations. Each of the Service Provider and FAFLIC further agree to endeavor to deliver any such consumer privacy notices in accordance with applicable consumer privacy laws and regulations. FAFLIC shall be responsible for provision to the Service Provider of a copy of applicable notices; the Service Provider will be responsible for mailing or other distribution or filing. Notwithstanding the foregoing, if FAFLIC elects to share the nonpublic personal information of its individual policyowners other than as required by Applicable Law in such a manner that FAFLIC is obligated under Applicable Law either to obtain affirmative policyowner consent or to effect an opt-out and deemed consent procedure, then FAFLIC will be responsible for mailing or otherwise administering such affirmative consent or opt-out procedures and the Service Provider will have no responsibility or liability therefor.

                                   ARTICLE XII

                               TRANSFER OF RECORDS

     12.01 TRANSFER. Subject to Section 8.03(f) of the SPA with regard to certain tax matters and to Section 4.01 of the Restructuring Agreement, on the Closing Date, FAFLIC shall forward to the Service Provider (at FAFLIC's expense) all FAFLIC Books and Records (as defined below) relating to the Contracts (or copies thereof) (the "TRANSFERRED RECORDS"). For purposes of this Agreement, "FAFLIC BOOKS AND RECORDS" shall mean the appropriate records and all other data and information (in whatever form maintained) of FAFLIC necessary for the administration of the Contracts, including administrative records, claim records, policy files, sales records, files and records relating to regulatory and compliance matters, reinsurance records, tax reporting and tax computational records relating to the Contracts, underwriting records and accounting records, but excluding any Tax returns of FAFLIC and work papers relating to any Tax returns of FAFLIC; provided, however, that if any such financial or accounting records contain information which does not relate to the Contracts, such information shall not constitute FAFLIC Books and Records.

     12.02 OWNERSHIP; ACCESS. Subject to Section 7.01, all the Transferred Records shall be the property of FAFLIC or the party on whose behalf FAFLIC is maintaining such records, as applicable. The Transferred Records shall be available (at their place of keeping) for inspection, examination and audit by FAFLIC (and its representatives) during normal business hours upon reasonable notice to the Service Provider and without undue disruption to the operations of the Service Provider. The Service Provider shall provide to FAFLIC (a) at the Service Provider's expense, copies of the Transferred Records as may be reasonably required in connection with the preparation of FAFLIC's financial statements, state and federal income and other Tax returns and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and
(b) at FAFLIC's expense, copies of such Transferred Records for any other reason.

                                  ARTICLE XIII

                                  NOTIFICATION

     13.01 FAFLIC'S OBLIGATIONS. Following the Closing Date, FAFLIC shall forward promptly to the Service Provider all notices and other written communications received by or served upon FAFLIC relating to the Services or the Contracts, with respect to (a) inquiries or complaints from state insurance regulators, state and federal securities regulators (including, without limitation, the National Association of Securities Dealers, Inc. (the "NASD")) and complaints from agents, brokers, insureds and other persons, (b) claims and
(c) suits and actions for which FAFLIC receives service of process. FAFLIC shall be entitled to retain copies of all such materials.

     13.02 SERVICE PROVIDER'S OBLIGATIONS. Subject to EXHIBIT A, the Service Provider shall forward promptly to FAFLIC copies of all notices and other written communications received by or served upon the Service Provider relating to the Services or the Contracts with respect to (a) inquiries or complaints from state insurance regulators, state and federal securities regulators (including, without limitation, the NASD), (b) complaints from agents, brokers and insureds as required by Applicable Law or as mutually agreed to by the parties, such agreement not to be unreasonably withheld, and (c) suits and actions for which the Service Provider receives service of process; provided, however, that the parties acknowledge that FAFLIC is ultimately responsible for the resolution of the inquiries, complaints, suits and actions described in clauses (a) through (c) of this sentence.

                                   ARTICLE XIV

                                   ARBITRATION

     14.01   ARBITRATION.

     (a) Any dispute that arises out of or is related to this Agreement or any transaction governed by this Agreement, shall be submitted to senior executives of the parties, vested with authority to settle the dispute, who will meet and attempt in good faith to resolve the dispute. The meeting will be held reasonably promptly at the request of the affected party in the offices of the party requesting the meeting, or if agreed, at another designated location.

     (b) Following the Core Coinsurance Termination, in the event of a good faith dispute between FAFLIC and the Service Provider regarding this Agreement pursuant to which FAFLIC in good faith believes it is entitled to withhold payment, FAFLIC shall promptly notify the Service Provider of such dispute, and shall, upon request by the Service Provider and on the date on which any Actual Cost are required to be made during the pendency of such dispute, deposit the amount solely associated with the services, fees or costs to which the dispute relates in an interest-bearing escrow account in the bank or depository specified by the Service Provider, furnish evidence of such deposit to the Service Provider and pay any undisputed amounts due for payment.

     (c) Any party may submit such dispute to the arbitration provisions set forth herein within thirty (30) days of the deposit of the funds into the escrow account. For as long as FAFLIC makes such escrow deposits during the pendency of such dispute, the Service Provider shall continue to provide the Services to FAFLIC. Upon resolution of the dispute, the funds in the escrow account shall be paid to the party or parties entitled to such funds, or such portion thereof as shall be applicable, in the amount(s) set forth in the resolution of the dispute pursuant to this Section 14.01, plus any interest earned on such money; PROVIDED that excess funds in the escrow account, if any, will be remitted to FAFLIC.

     (d) Any dispute arising out of or relating to this Agreement, including its formation and validity, which is not resolved in accordance with
Section 14.01(a) hereof, shall be referred to arbitration. Arbitration shall be initiated by the delivery of a written demand for arbitration by one party to the other. The arbitration shall be held in New York, New York or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person arbitration panel appointed as follows: each party shall appoint one arbitrator qualified to conduct the arbitration as set forth herein, and the two arbitrators so appointed shall then appoint a neutral umpire before proceeding. If either party fails to appoint an arbitrator within thirty (30) days after it receives a written request by the other party to do so, the requesting party may appoint both arbitrators. Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS U.S. Umpire Selection Procedure. The arbitrators and umpire shall be either present or former executive officers of life or life and annuity insurance or life or life and annuity reinsurance companies other than the Service Provider, FAFLIC or any of their respective Affiliates. The arbitrators and umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

     (e) The arbitrators and umpire shall interpret this Agreement as an honorable engagement and shall not be obligated to follow the strict rules of law or evidence. In making their award, the arbitrators and umpire shall apply the custom and practice of the insurance and reinsurance industry, with a view to effecting the intent of the parties as set forth in the terms of this Agreement and the general purpose of this Agreement. The decision of a majority of the arbitration panel shall be Final and Binding, except to the extent otherwise provided in the Federal Arbitration Act. For purposes of this Agreement, "FINAL AND BINDING" shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction. The arbitration panel shall render its award in writing, setting forth the facts underlying, and the reasons for determining, such award. Judgment upon the award may be entered in any court having jurisdiction, pursuant to the Federal Arbitration Act. The non-prevailing party shall reimburse the prevailing party for (i)the fees and expenses of the arbitrators,
(ii)the fees and expenses of the umpire, and (iii)the other reasonable expenses of the arbitration, unless (with respect to the foregoing clauses (i) to (iii) the arbitration panel determines that the non-prevailing party had reasonable good faith grounds for asserting its position in such arbitration proceeding, in which case the fees shall be allocated as determined by the arbitrators. In the event that either party to this Agreement refuses to submit to arbitration as required by this Section 14.01, the other party may request the court specified in Section 15.08 to compel arbitration in accordance with the Federal Arbitration Act.

     (f)     At the request of either party, any arbitration under this Section
14.01 may be combined with pending arbitration, if any, between the Service Provider and FAFLIC or their respective assigns under the Core Coinsurance Agreement or the Transition Services Agreement so that resolution of disputes under this Agreement and the Core Coinsurance Agreement or the Transition Services Agreement may be resolved in a single arbitration proceeding.

     (g) Notwithstanding the preceding provisions of this Section 14.01, any Party may enforce the confidentiality terms of this Agreement by commencing an action for injunctive or other equitable relief, damages or any other applicable judicial remedy.

                                   ARTICLE XV

                                  MISCELLANEOUS

     15.01 NOTICE. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given:

If to the Service Provider: Allmerica Financial Life Insurance and Annuity
                            Company
                            440 Lincoln Street
                            Worcester, MA 01653

                            Attention: President
                            Facsimile No.: (508) 855-6641

                            And with copies, with respect to notices and communications under this Agreement, to:

                            The Goldman Sachs Group, Inc.
                            85 Broad Street
                            New York, NY 10004
                            Attention: Samuel Ramos
                            Facsimile No.: (212) 902-4140

                            Goldman Sachs & Co.
                            85 Broad Street
                            New York, NY 10004
                            Attention: Nicholas von Moltke
                            Facsimile No.: (212) 493-1833

                            Sullivan & Cromwell LLP
                            125 Broad Street
                            New York, NY 10004
                            Attention: Stephen M. Kotran
                            Facsimile No.: (212) 558-3588

If to FAFLIC:               The Hanover Insurance Group, Inc.
                            440 Lincoln Street
                            Worcester, MA 01653
                            Attention: Chief Financial Officer
                            Facsimile No.: (508) 855-4640

                            With a copy to:

                            The Hanover Insurance Group, Inc.
                            440 Lincoln Street
                            Worcester, MA 01653
                            Attention: General Counsel
                            Facsimile No.: (508) 926-1926

                            And with copies, with respect to notices and communications under this Agreement, to:

                            Davis Polk & Wardwell
                            450 Lexington Avenue

                            New York, NY 10017
                            Attention: Leonard Kreynin
                            Facsimile No.: (212) 450-3800

                            Sutherland Asbill & Brennan LLP
                            1275 Pennsylvania Avenue, NW
                            Washington, DC 20004
                            Attention: E. Michael Johnson
                            Facsimile No.: (202) 637-3593

     Any party may, by notice given in accordance with this Section 15.01 to the other parties, designate such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed effective only upon (i) mailing of such notice, request or other communication and the actual receipt thereof by the relevant party, or (ii) a facsimile transmission of such notice, request or other communication and the acknowledgement by the relevant party of receipt thereof.

     15.02 EXPENSES. Except as may be otherwise expressly provided in this Agreement, the SPA or any Ancillary Agreement, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     15.03 GOVERNING LAW. EXCEPT AS PROVIDED IN SECTION 14.01, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO ANY LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

     15.04 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto), together with the SPA and the Ancillary Agreements, contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all prior agreements, written or oral, with respect thereto.

     15.05 NO ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party without the prior written consent of the other party hereto.

     15.06 AMENDMENT; WAIVER. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     15.07 RELATIONSHIP OF PARTIES. The Service Provider shall be deemed an independent contractor of FAFLIC for all purposes hereunder. This Agreement shall not be construed to create an employment, partnership or joint venture relationship between the parties hereto.

     15.08 JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the District of Massachusetts or, if such court does not have jurisdiction, the Commonwealth of Massachusetts courts situated in the County of Worcester, for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.01 shall be deemed effective service of process on such party.

     15.09 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     15.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

     15.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     15.12 NO THIRD PARTY BENEFICIARY. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

     15.13 GOOD FAITH; ERRORS AND OVERSIGHTS. Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. If either of the parties to this Agreement fails to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding, the underlying status of this Agreement will not be changed. Both parties will be restored to the position they would have occupied had no such oversight or misunderstanding occurred, and such oversight or misunderstanding will be rectified promptly on an equitable basis.

     15.14 FORCE MAJEURE. Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any of its responsibilities, in whole or in part, as a result of an act of God, war, civil disturbance, court order, labor dispute or causes beyond that party's reasonable control including, without limitation, failures or fluctuation in electric power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not constitute a default.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                                        FIRST ALLMERICA FINANCIAL LIFE
                                        INSURANCE COMPANY


                                        By: /s/ Edward J. Parry, III
                                           -------------------------------------
                                        Name: Edward J. Parry, III
                                        Title: Chief Financial Officer


                                        ALLMERICA FINANCIAL LIFE INSURANCE
                                        AND ANNUITY COMPANY


                                        By: /s/ Nicholas von Moltke
                                           -------------------------------------
                                        Name: Nicholas von Moltke
                                        Title: VP, Chief Operating Officer

                                    EXHIBIT A

                                    SERVICES

NOTE: In general, the Service Provider shall maintain or make available a staff of competent and trained administrative personnel, supplies, systems and equipment to perform its duties and responsibilities under this Agreement. Provision of a service by a delegated representative of the Service Provider shall be deemed to be provision of a service by the Service Provider. Further, services shall be performed in accordance with the time frames specified and in cases where a time frame is not specified, in accordance with the Service Provider's current practice for its own business and Applicable Law. In all cases, the Service Provider's obligation to meet its obligations set forth herein is subject to FAFLIC taking such actions as are reasonably necessary for the Service Provider to do so.

1. PREMIUM COLLECTION. The Service Provider shall bill and collect all premiums due under the Contracts, return any unearned premiums or other premiums to be refunded, and reconcile amounts paid with returned billing statements or other remittance media. The Service Provider shall update the contract owner master records and all other records to reflect payments received.

2. AUDITING. The Service Provider shall audit premium payments and other policy transactions with respect to the Contracts to ensure the accuracy and acceptability of such payments or transactions, including, without limitation, an SAS 70 audit report and reliance opinion (which may be a SAS 70 audit report based on audits conducted by the Service Provider's third party administrator, with respect to such third party administrator). Such auditing includes all applicable guideline, cash value accumulation, TAMRA and Modified Endowment Contract ("MEC") testing, in accordance with Sections 7702 and 7702A of the Internal Revenue Code of 1986, as amended (the "Code") as well as review and testing of product specifications to ensure payments received may be accepted and diversification testing, in accordance with Section 817(h) of the Code. Life insurance premiums exceeding guideline premium limits under the Code will be timely refunded to policyholders, along with any required interest, as required by Section 7702(f)(l)(B) of the Code. In the event of premium payments causing a contract to become a MEC, the policyholder will be notified and given the opportunity to receive a timely refund of any excess premium according to
     Section 7702A(e)(1)(B) of the Code.

3. RECORDS MAINTENANCE. The Service Provider shall maintain applications, policyholder, annuitant, participant, contract owner, premium, tax basis, and other necessary records, including all statements, confirmations and computer records, to determine the true and accurate status of the Contracts. The Service Provider shall maintain and preserve records with respect to the Registered Separate Accounts as required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the rules promulgated by the NASD. The Service Provider's obligation to maintain and preserve all of the foregoing records is subject to FAFLIC furnishing to it all information and records reasonably necessary for the Service Provider to do so. Upon request of FAFLIC or any state or federal regulatory authorities, the Service Provider shall forward a complete copy of any record reasonably requested to the requesting party promptly and in a format reasonably useable by them. The Service Provider shall not be required to incur any non-immaterial costs to provide such records in a format other than as provided prior to the Closing Date. Historical claims information will be maintained for the period required by Applicable Law or remains relevant to a pending or threatened legal action that is not time barred.

4. LAPSE OF COVERAGE. The Service Provider shall inform policyholders of any lapse in coverage under the Contracts as well as grace period notices indicating a lapse may be forthcoming, in each case as required by the Contract or by Applicable Law.

5. PROVISION OF FORMS. The Service Provider shall provide, at the Service Provider's own expense, forms and supplies necessary to the performance of the Service Provider's obligations under this Agreement including, without limitation, confirmation statements and issue-related forms, contracts, endorsements and agreements.

6. PERFORMANCE OF OBLIGATIONS. The Service Provider shall perform all of FAFLIC's obligations under (i) each participation agreement between FAFLIC and any mutual fund organizations in which assets of the Registered Separate Accounts are invested (the "Participation Agreements"), (ii) the principal Underwriting and Administrative Services Agreement dated November 26, 1997 between FAFLIC and VeraVest Investments, Inc., the principal underwriter of the Contracts, or any replacement underwriting or other distribution agreement; provided, however, that the Service Provider shall at all times select the same principal underwriter for FAFLIC as for its own business. The Service Provider may, however, at its discretion, send add-on coupons and reminder IRA statement stuffers or footnotes or similar communications to policyholders. The Service Provider shall be responsible for all communications with mutual fund organizations, including, without limitation, any negotiation of extensions or modification of the Participation Agreements; FAFLIC shall not unreasonably withhold, delay or condition its consent to any such extensions or modifications negotiated and recommended by the Service Provider.

7. CLAIMS ADMINISTRATION. The Service Provider shall administer claims on the Contracts as appropriate, including the following:

     (a) Reviewing and paying all claims for benefits which the Service Provider's review determines to be qualified for payment in accordance with applicable Contract provisions. Any such payments shall be made within the time periods and in the manner prescribed by Applicable Law. Each payment made by the Service Provider with respect to claims subject to this Agreement shall, where appropriate, be made in full and final discharge of the obligations of FAFLIC or the Service Provider under the applicable Contract with respect to such payment;

     (b) Reviewing and (subject to Section 6.03 of this Agreement) compromising or denying, as is appropriate based on a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering its own products, all claims for benefits which the Service Provider's review determines to be qualified for such denial or compromise, in reliance on applicable Contract provisions and Applicable Law. In the event of non-payment of claims on account of incomplete or insufficient data, the Service Provider shall acknowledge such fact to the claimant by the earlier of(i) ten (10) Business Days from date of receipt of the claim or (ii) the number of days provided by Applicable Law;

     (c) Communicating with claimants with respect to the submission, approval and payment, compromise or denial of claims made under the Contracts;

     (d) Maintaining such files and records as are necessary to enable FAFLIC, at any time, to reasonably determine the true and accurate claim experience on the Contracts;

     (e) Conforming to the reasonable requirements set by FAFLIC for monthly submission of claims reports, but only the extent such reports were produced by FAFLIC prior to the Closing Date;

     (f) Performing such other claim services as may be reasonably required in connection with the support and administration of the Contracts;

     (g) Preparing all Federal Tax reports and state tax reports required by Applicable Law, including, without limitation, 1099-R, 1099-INT, 1O99MISC, W-2P, W-2 and 5498 for policyholders and beneficiaries as required, and distributing the same to policyholders and beneficiaries and appropriate authorities;

     (h) Responding to any requests from plan administrators or trustees for policy information affecting the plan or participants for qualified plans;

     (i) Responding to reasonable requests for calculations applicable to annuity payments as may be necessary for Tax calculations;

     (j) Responding to reasonable requests for partial claims, including, without limitation, with respect to waiver of premium riders, nursing home provisions, and waiver of monthly deduction; and

     (k) Reasonable cooperation with FAFLIC efforts to facilitate fraud detection and investigation that may relate to the Contracts.

     (1) Administering payouts on annuity contracts in conformity with contract provisions and the applicable provisions of the Code.

8. REINSURANCE ADMINISTRATION AND FINANCIAL REPORTING. With respect to the Reinsurance Agreements or any other third party reinsurance which applies to the Contracts, the Service Provider shall provide appropriate reinsurance administration and financial reporting.

9.   LITIGATION.

     (a) Notwithstanding any other provision of this Agreement to the contrary, nothing herein shall affect the rights and obligations of the parties thereto under Article 10 of the SPA or, if applicable, Article 12 of the Core Coinsurance Agreement, including, without limitation, any obligations that the Service Provider may have under Article 10 of the SPA or, if applicable,
             Article 12 of the Core Coinsurance Agreement with respect to Claims and Warranty Breaches (as each term is defined in the SPA), and control, defense and settlement of claims. Subject to the foregoing, the Service Provider shall defend and prosecute in a manner consistent with all Applicable Law, at its sole cost, expense and for its own account, all suits, actions and proceedings arising out of underwriting of the Contracts and claims for benefits thereunder. FAFLIC shall have the right, at its sole cost and expense, to participate in any suit, action or proceeding arising under the Contracts. Notwithstanding any provision in this Agreement to the contrary, FAFLIC shall have final authority with respect to such defense and prosecution.

     (b)     As soon as practicable (and in all cases within five (5) Business
             Days) after receipt by the Service Provider of notice or threat of the commencement of any suit, action or proceeding naming FAFLIC as a party, the Service Provider shall provide a copy of all documentation received in respect thereof (with, where appropriate, notation as to time and place of Service and the identity of the person served) to FAFLIC. As soon as practicable (and in all cases within five (5) Business Days) after receipt by FAFLIC of notice or threat of the commencement of any suit, action or proceeding naming the Service Provider as a party, FAFLIC shall provide a copy of all documentation received in respect thereof (with, where appropriate, notation as to time and place of service and the identity of the person served) to the Service Provider. FAFLIC shall have the right, at its sole cost and expense, to examine all files and papers relating to all claims, suits, actions or proceedings arising under the Contracts, and the Service Provider shall reasonably cooperate in such examination and consultation. The Service Provider shall provide FAFLIC with a reasonably detailed statement of litigation in progress upon request, but in no event less than quarterly. The Service Provider shall not file any complaint or initiate any legal proceeding in the name of FAFLIC without the written consent of FAFLIC, unless otherwise agreed, such agreement not to be unreasonably withheld, conditioned or delayed.

10. POLICYHOLDER SERVICES. The Service Provider shall provide general policyholder services to individuals under the Contracts, including, without limitation, the following:

     (a) Responding to inquiries with respect to the scope and amounts of coverage or benefits provided under the Contracts;

     (b) Supplying claimants, policyholders, annuitants and insureds with appropriate instructions and forms for reporting claims and for submitting relevant information;

     (c) Issuing timely reports, statements, and confirmations as required by the Contracts and Applicable Law and at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering its own products (subject to adjustment as required by Applicable Law);

     (d) Timely processing and recording of changes in the Contracts (such changes may include, without limitation, (i) changes of ownership, beneficiary, amount of insurance, options under the Contracts, and
             (ii) changes in name, changes in address and changes in other data related to the policyholders and insureds under the Contracts), reissuances, and all financial transactions (e.g. transfer requests, from one subaccount to another), in all cases within time intervals necessary to meet Securities and Exchange Commission (the "SEC"), NASD, and other legal and regulatory requirements;

     (e) Processing Contract Loans, surrenders and reinstatements as required by the Contracts and Applicable Law and at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering its own products (subject to adjustment as required by Applicable Law);

     (f) Applying a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering its own products (subject to adjustment as required by Applicable Law) with respect to replacements and exchange requests;

     (g) Obtaining (on a daily basis) the net asset value and computing the accumulation unit value of each subaccount of the Registered Separate Accounts that are funding options for the Contracts in accordance with the provisions of the Contracts, as well as with the prospectus and statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940, as amended, and the rules and regulations there under;

     (h) Calculating (on a daily basis) the mortality and expense charges, administrative charges, and (on a monthly basis) cost of insurance in accordance with the provisions of the Contracts, as well as with the prospectus and statement of additional information disclosure;

     (i) Transmitting orders for the purchase or redemption of shares to the subject fund manager or their authorized agents and paying and receiving funds in connection with such purchases or redemptions as required by any applicable agreement;

     (j) Providing all administrative services required in connection with any Reinsurance Agreements;

     (k) Preparing contract data pages and other inserts or additions to the Contracts and mailing such items to policyholders or agents, as appropriate;

     (1) Responding to all inquiries received (whether by telephone, electronic transmission, facsimile, mail or otherwise) from agents, insureds, policyholders, beneficiaries and annuitants or their authorized agents or representatives in accordance with Applicable Law and at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering its own products (subject to adjustment as required by Applicable Law);

     (m) Maintaining a toll-free telephone number for inquiries by agents, policyholders and claimants or their authorized agents or representatives, with properly licensed staffing sufficient to handle inquiries on a prompt basis;

     (n) Determining amounts of death benefit and annuity payments (including the taxable portion of such payments) and promptly processing such payments;

     (o) Processing any required or permitted changes in non-guaranteed elements (e.g. costs of insurance for life policies and crediting rates on certain general account fund options) and satisfying all related notice or approval requirements in connection with such required or permitted changes; and

     (p) Making available all required in-force policy illustrations to customers and agents.

11. AGENT COMPENSATION. The Service Provider shall, on behalf of FAFLIC, pay the compensation due from FAFLIC to the broker/dealers of record or the former career agent for the Contracts as determined pursuant to any written agreements under which any payments become due after the Closing Date and provided to the Service Provider, and administer and pay any compensation due under the "Trail Program" in accordance with its terms and as set forth in Item 4 of Schedule 7.07 to the SPA. In connection therewith, the Service Provider shall also give effect to any debit balances and/or overpayments that are recoverable or deductible from current or future commission payments. The Service Provider shall assure compliance with all reasonable commission accounting standards.

12. ACCOUNTING AND REPORTING SERVICES. With respect to the Contracts, except as otherwise set forth herein, the Service Provider shall perform all accounting and reporting of direct and ceded premiums, claims and other policyholder disbursements, reserves, Contract Loans, commissions, and premium Tax payments and accruals. Such services shall include all accounting and reporting necessary to provide FAFLIC with all required statutory, regulatory data, and with respect to GAAP data, such information as would be available to the Service Provider and required by FAFLIC to determine its GAAP reserves, needed for financial statements and filings and state and federal income and premium Tax reporting and filings. Without limiting the generality of the foregoing, the Service Provider shall provide the following reports to FAFLIC in a format mutually agreed upon between FAFLIC, and the Service Provider:

     (a) Monthly, within the time period after the end of each month indicated below, the Service Provider shall furnish FAFLIC with:

             (i) All monthly cash activity for the general account, by state, for premiums, premium taxes, claims, surrenders and policy loan transactions - within four (4) Business Days;

             (ii)   Detailed trail balance for Separate Accounts - by the fourth
                    (4th) Business Day, including all accounts comprising insurance, investment, and special reserve activity such as AMF and Adjustments for Contract Guarantees related to payout values.

             (iii)  Accrual, GAAP and statutory transactions - by the sixth
                    (6th) Business Day;

             (iv)   Actuarial reporting: By the sixth (6th) Business Day,
                    Tax, SAP and GAAP reserves. SAP reserves will be calculated in accordance with the definition of Statutory Reserves as defined in the Core Coinsurance Agreement. GAAP reserves will be calculated consistent with the reserving factors and methods to be provided to the Service Provider by FAFLIC and otherwise in accordance with standard actuarial practices and guidelines.

             (v)    Contract Loan activity report - by the fourth (4th) Business
                    Day.

     (b) Quarterly, within the time period after the end of each quarter, the Service Provider shall, in addition to the normal monthly reporting (which shall also reflect GAAP reporting including reserves and reserve components), furnish FAFLIC with:

             (i)    By the sixth (6th) Business Day, Reserve, Premium, and
                    In Force report, with itemization of paid amounts, including but not limited to:

                    (A) Account values,

                    (B) Benefits,

                    (C) Separate Accounts activity and balances,

                    (D) Death claims pending,

                    (E) Total Contract Loans outstanding,

                    (F) Interest due and accrued on Contract Loans, and

                    (G) Claims by state.

             (ii) By the sixth (6th) Business Day, GAAP reporting (including reserves, GMDB, IBNR and pending claims); and

             (iii) Schedule T information - within four (4) Business Days, including but not limited to:

                    (A) First year premium,

                    (B) Renewal premium,

                    (C) Premium waived,

                    (D) Death claims and other benefits,

                    (E) Reserves released on death,

                    (F) Interest on claims,

                    (G) Surrenders,

                    (H) Contract Loan interest, and

                    (I) Change in Contract Loans.

     (c) Annually, within the time period indicated below, the Service Provider shall in addition to the normal monthly and quarterly reporting furnish FAFLIC with the following:

             (i) Information necessary to complete the Annual Statement ("Blue Book"), the Separate Account Annual Statement ("Green Book"), and state required quarterly and supplemental filings (including without limitation NOLHGA filings, New York State Supplement, rating agency surveys and risk-based capital report), including the following - within twenty
                    (20) Business Days following the last day of the applicable reporting period:

                    1)   Schedule S;

                    2)   Schedule T;

                    3)   Exhibit of Life Insurance;

                    4) Exhibits: Exhibit 1 - Part 1- Premiums and Annuity Considerations for Life and Accident and Health Policies and Contracts, Exhibit 1 - Part 2 - Dividends and Coupons Applied, Reinsurance Commissions and Expense Allowances and Commissions Incurred (direct business only), Exhibit 5 - Aggregate Reserve for Life Contracts, Exhibit 7 - Deposit Type Contracts, Exhibit 8 - Claims for Life and Accident and Health Contracts;

                    5)   Analysis of Increase in Reserves;

                    6)   Schedule F (Resisted claims), if any;

                    7)   Applicable note information;

                    8)   Tax reserves as described in Section 14(d); and

                    9) Separate Account Annual Statement Schedule D, IMR, AVR, Schedule E, and all Liability and Reserve schedules required to complete Green Book filings.

     (d) The Service Provider shall segregate data in the reports in Sections 12 a., b. and c. of this Exhibit by product lines to the extent required for statutory filings applicable to FAFLIC.

     (e) The Service Provider shall, upon the reasonable request of FAFLIC, provide timely support for reasonable ad hoc tax requests for the purpose of filing the FAFLIC state and federal tax returns and for calculation of the federal tax provision, particularly related to separate account dividend and capital gain activity.

     With respect to premium Taxes, the Service Provider's reporting shall be broken out on a state-by-state basis and shall also be broken out between life insurance policies and annuities. Service Provider shall break out such information into such other categories as FAFLIC may reasonably request. In addition, monthly reporting in forms mutually acceptable to the parties shall be provided by Service Provider with respect to premiums, paid and pending claims, and compliance within the timeframe standards set forth in this Agreement.

13. BROKER/DEALER TRANSFER AND LICENSING. Service Provider shall, on behalf of the Company, provide the following support for third party annuity and life broker/dealers and broker changes, including with respect to:

             (a)    Broker transfers

             (b)    Business transfers

             (c)    Broker setup

             (d)    Broker/dealer setup

             (e)    Confirmation of licensing for broker/dealers

             The Service Provider shall periodically reimburse FAFLIC for actual cost of any renewal and appointment fees paid to states for the foregoing. Reimbursement shall commence on the effective date of this Agreement.

14. ACTUARIAL SERVICES. The Service Provider shall provide FAFLIC with the following actuarial services:

             (a) Experience analysis (loss ratios, persistency, mortality, and special studies), if any, required by Applicable Law (including legally required reporting);

             (b) Calculation of all actuarial reserves and liabilities and other actuarial items necessary to prepare SAP financial statements and supporting exhibits and Tax filings and schedules, and in the case of GAAP financial statements, information available to the Service Provider and necessary for FAFLIC to make such calculations, with both: (i) segregation of policy activity into general ledger accounts to track the necessary premium, claim, commissions, policy benefits, etc. by product line as defined by the applicable statutory annual statements, and (ii) certifications of policyholder in force data and reserves as required for valuation purposes;

             (c)    Determination of rate changes;

             (d)    Calculation of Tax reserves meeting the requirements of
                    Section 807 of the Code, including, without limitation, under CARVM or CRVM, as applicable;

             (e)    Ongoing support, as reasonable, to compliance function;

             (f) Providing responses to state regulators as required to the extent specified herein;

             (g)    Providing miscellaneous support to policyholder service; and

             (h) Providing the information, as specified by FAFLIC and available to the Service Provider, and/or certifications necessary for the formal actuarial opinions and related reports required by the NAIC Annual Statement blank and other state requirements, the SEC, the NASD, any other regulatory authorities, and external auditors.

15. COMPLIANCE SERVICES. The Service Provider shall provide FAFLIC with the following compliance services:

     (a) Subject to any restrictions set forth in the Agreement, the development and filing of policy forms, riders, endorsements, and disclosure statements as may be required from time to time by Applicable Law;

     (b)     Filing of rate changes, as required;

     (c) Subject to receiving all information and records from FAFLIC reasonably necessary to prepare such data, preparation and submission of(and provision of financial data required for) all reports required by or data requests of the SEC (including, without limitation, forms N-SAR and N-CSR, 485(b) registration statement updates, fund and Registered Separate Account annual reports and 24f-2 Notices), the NASD (including, without limitation, compilation of information, if any, related to the Contracts that would be reflected in any quarterly schedule 1 or Customer Complaints Rule 3070 Report), and the states (in each case only after review and approval thereof by FAFLIC), with all of the foregoing to be accomplished within such time periods as are necessary to comply with Applicable Law after giving allowance, in the cases of information relevant to reports of filings of FAFLIC that are not specific to the Contracts, for time periods reasonably specified by FAFLIC to permit integration of the subject information related to the Contracts;

     (d) Provide data to Vera Vest Investments, Inc. ("Vera Vest") reasonably necessary for Vera Vest, and available to the Service Provider, to prepare and submit quarterly FOCUS II/IIA and annual FOCUS reports.

     (e) Review and approval of customer communications by appropriately licensed personnel;

     (f) Coordination of mailings in respect of Contracts required by Applicable Law or contract forms, including, among other things, the periodic mailing of privacy notices;

     (g) Subject to the provisions of Section 10.03 of the SPA, handling any written communication primarily expressing a grievance against FAFLIC or the Service Provider with respect to the Contracts, as follows:

             (i) The Service Provider shall advise FAFLIC of any written customer complaint threatening the commencement of legal action or regulatory action or of any inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or an attorney representing any customer within five (5) Business Days from receipt thereof, and shall, if requested by FAFLIC, provide FAFLIC with copies of all pertinent files and correspondence relating thereto;

             (ii) The Service Provider shall be responsible for the investigation and preparation of responses to all customer complaints and regulatory inquiries or complaints, provided that no response (other than acknowledging receipt of the complaint) to a customer complaint threatening the commencement of legal action or regulatory action or an inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or any attorney representing any customer shall be sent to said customer, government agency, better business bureau or attorney if FAFLIC promptly notifies the Service Provider that FAFLIC intends to respond to such complaint and the Service Provider receives such notification prior to responding;

             (iii) Subject to the foregoing, all customer complaints shall be handled in accordance with Applicable Law (including, without limitation, NASD requirements and any response time requirements applicable thereto); the Service Provider shall provide written acknowledgment of such customer complaint within one (1) Business Day after receipt thereof and shall use best efforts to provide final response within ten (10) Business Days, unless otherwise required by Applicable Law or Order or the terms of the complaint; and a record of all customer complaints shall be maintained in a log showing the date received, the nature of the complaint, the action taken (if any) and the date of the response;

     (h) Drafting and filing registration statements and other SEC related documents, where required, and performing services necessary to meet SEC requirements and distributing all required prospectuses, post-effective amendments or supplements to the registration statements of the Registered Separate Accounts or of any underlying funds as well as annual and semi-annual reports;

     (i) Making all filings and obtaining all regulatory approvals required with regard to advertising of the Contracts, including, without limitation, all filings and approvals required by Applicable Laws and NASD requirements (except to the extent that such services are performed by other entities pursuant to written agreements with FAFLIC);

     (j) Providing regulatory supervision and compliance with respect to the Service Provider's employees, to the extent the Service Provider is legally permitted, as to all servicing functions contemplated by this Agreement;

     (k) Ensuring SEC and NASD compliance for variable contracts, prospectuses, and registration statements including the submission of any required information; quarterly complaint reporting; and, the Service Provider and FAFLIC shall work together to develop appropriate practical procedures in light of the fact that FAFLIC is the legal owner of the Separate Accounts, to comply with Section 38a-1 of the Investment Company Act of 1940 and provisions requiring annual compliance audits, in each case either by or at the expense of the Service Provider, but in any case only with respect to the Contracts and to the extent permitted by Law;

     (1) Monitoring statutes and regulations of the insurance departments in the various states in which the policyholders or the Contracts are located to ensure compliance therewith and to ensure that any actions or communications required by such regulations or statutes are properly made;

     (m) Monitoring the federal securities statutes and the rules, regulations, orders, and interpretations thereunder and the securities statutes and rules, regulations, orders, and interpretations thereunder of the various states in which policyholders are located to ensure compliance therewith and to ensure that any actions or communications required thereby are properly made;

     (n) Compliance with OFAC and money "laundering" restrictions, including, without limitation, those adopted under the U.S. Patriot Act; and

     (o) Providing such other reasonable assistance as FAFLIC may require under its direction in connection with responding to inquiries from the SEC, NASD, NAIC or the insurance or securities departments of the various states in which the policyholders are located.

16. DATA PROCESSING. The Service Provider shall provide all data processing services, software, staffing and facilities necessary to provide the Services in accordance with this Agreement and Applicable Law, including, without limitation, enhancement support for regulatory changes, break/fix support for software and hardware, business continuity, a secure environment (including, without limitation, such security as shall ensure the integrity of the data and the prevention of unauthorized access), backups of data and disaster recovery.

17. GENERAL SERVICES AND OVERSIGHT. The Service Provider shall provide appropriate management oversight of the financial performance and monitor significant activities relating to the Contracts, providing appropriate data to FAFLIC in an agreed-upon format, including the following:

     (a) To the extent and under the conditions set forth in the Agreement, making all records relating to the Contracts available to FAFLIC for audit in a format appropriate to the request, upon reasonable notice and during the regular business hours of the Service Provider (including, without limitation, federal Tax documentation (which, for the avoidance of doubt, does not include any Tax returns of the Service Provider or work papers relating to Tax returns of the Service Provider), policyholder records, in force listings, premium records, claim forms, itemized billings, eligibility documentation, and agent records and files).

     (b) Performing such other administrative services as may be reasonably required in connection with the support and administration of the Contracts.

18.  PROXY PROCESSING.

     (a) The Service Provider shall receive record date information and proxy solicitation materials and other applicable information from underlying investment vehicle(s).

     (b)     The Service Provider shall prepare proxy ballots.

     (c) The Service Provider shall mail solicitation and resolicitations, if necessary.

     (d) The Service Provider shall maintain all proxy registers and other required proxy material.

     (e) The Service Provider shall vote as per instructed by applicable policyholder in accordance with Contract provisions and related prospectus and other disclosure materials.

19. WEB SITE. Service Provider shall maintain a web site that gives policyholders of Contracts and their respective authorized agents view access to policy data, including, as applicable, daily account values, unit values and transaction confirmations to the extent and in such manner as provided by Service provider in administering its own comparable products. Such web site shall be maintained in accordance with service Provider's standards for customer information access and on-line customer transactions, with such standards including commercially reasonable firewalls and other reasonable protections assuring: (a) the security of the web site and of individual policyholder information and transactions, and (b) the privacy of and limited access to, the policyholder's account and account related information (or other personal or personally identifying information). Information obtained or derived from the operation of the web site relating to the Contracts shall not be used for any purpose other than performance of the Services under this Agreement. Further, the operation and maintenance of the web site shall be conducted in accordance with Applicable Law and the requirements and applicable standards set forth in this Agreement.

20. UNDERWRITING. Conducting all underwriting (whether related to reinstatements or increases in coverage that may be required under the terms of a Contract) in accordance with Applicable Law, including any and all restrictions upon discrimination.

                                    EXHIBIT B

                                   DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following definitions:

"ACTUAL COST" shall have the meaning set forth in Section 4.01.

"AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that the Service Provider shall not be considered an Affiliate of Seller for any period from and after the Closing.

"AGREEMENT" shall mean this Core Administrative Services Agreement.

"ANCILLARY AGREEMENTS" shall mean the Restructuring Agreement, the Core Coinsurance Agreement (including the related trust agreement), the Non-Core Coinsurance Agreement, this Agreement, the Non-Core Administrative Agreement, the Transition Services Agreement, the AIT Reorganization Agreement, the IP License Agreement, the employee-related side letter entered into on the date hereof and any other document that by its terms expressly constitutes an Ancillary Agreement.

"APPLICABLE LAW" shall mean (i) any applicable statute, law (including principles of common law), ordinance, rule, regulation or binding circular, binding bulletin or binding and published written opinion by any Governmental Entity and (ii) all applicable Orders (as defined in the SPA) and written recommendations of Insurance Regulators binding on FAFLIC (relating to the Core Business (as defined in the SPA)).

"AUTHORIZED ADMINISTRATOR" shall have the meaning set forth in Section 5.05.

"BANKRUPTCY LAWS" shall have the meaning set forth in Section 9.01(a).

"BUSINESS DAY" shall mean each day on which a valuation of the Separate Accounts is required by Applicable Law or the terms of the Contracts, which as of the Effective Date was each day that the New York Stock Exchange is open for trading.

"CLOSING DATE" shall mean the closing date of the SPA.

"CONTRACTS" shall mean all Insurance Contracts (as defined in the SPA) issued by FAFLIC or to which FAFLIC is a party, either prior to or if following the Effective Date, limited to the types identified in clauses (i)(C)(I) through
(i)(C)(IV) in the definition of "Core Business" (as defined in the SPA).

"CONTRACT LIABILITIES" shall have the meaning set forth in the Core Coinsurance Agreement.

"CONTRACT LOANS" shall mean loans under the Contracts, with the dollar amount of Contract Loans at any time being the amount of principal indebtedness plus accrued and unpaid interest, all calculated on a basis consistent with SAP and the terms of the Contracts.

"CORE COINSURANCE AGREEMENT" shall have the meaning set forth in the SPA.

"CORE COINSURANCE CLOSING" shall have the meaning set forth in the SPA.

"CORE COINSURANCE TERMINATION" shall have the meaning set forth in Section 4.01.

"DEFAULT NOTICE" shall have the meaning set forth in Section 9.02.

"FACILITIES" shall have the meaning set forth in Section 5.02.

"FAFLIC" shall have the meaning set forth in the Preamble.

"FAFLIC BOOKS AND RECORDS" shall have the meaning set forth in Section 12.01.

"FAFLIC NAMES AND MARKS" shall have the meaning set forth in Section 3.04.

"FINAL AND BINDING" shall have the meaning set forth in Section 14.01(e).

"GAAP" shall mean generally accepted accounting principles in the United States.

"GOVERNMENTAL ENTITY" shall mean any governmental or regulatory authority, agency, commission, court, tribunal, body or other governmental or quasi-governmental or self regulatory entity, or any arbitral body.

"INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.03(a).

"INDEMNITEE" shall have the meaning set forth in Section 10.03(a).

"IP LICENSE AGREEMENT" shall have the meaning set forth in the SPA.

"LICENSED NAMES AND MARKS" shall have the meaning set forth in Section 3.04(a).

"LOSSES" shall have the meaning set forth in Section 10.01.

"NASD" shall have the meaning set forth in Section 13.01.

"NEW MARK" shall have the meaning set forth in Section 3.04(a).

"PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"REGISTERED SEPARATE ACCOUNTS" shall mean the separate accounts of FAFLIC identified as such on Schedule 1.01(a) hereto.

"REINSURANCE AGREEMENTS" shall have the meaning set forth in the SPA.

"REPRESENTATIVES" shall have the meaning set forth in Section 10.01(a).

"SAP" shall mean the statutory accounting principles and practices prescribed or permitted by the applicable Insurance Regulators (as defined in the SPA).

"SELLER" shall have the meaning set forth in the Recitals.

"SEPARATE ACCOUNTS" shall mean the Registered Separate Accounts and the Unregistered Separate Accounts.

"SERVICE PROVIDER" shall have the meaning set forth in the Preamble.

"SERVICE PROVIDER BOOKS AND RECORDS" shall have the meaning set forth in
Section 7.01.

"SERVICES" shall have the meaning set forth in Section 3.01.

"SPA" shall have the meaning set forth in the Recitals.

"SYSTEMS" shall have the meaning set forth in Section 5.03.

"TAX" shall have the meaning set forth in the SPA.

"TERMINATION NOTICE" shall have the meaning set forth in Section 9.02.

"TRANSAMERICA REINSURANCE AGREEMENTS" shall mean the reinsurance agreements, effective January 1, 1998 and January 1, 1999, respectively, between Transamerica Occidental Life Insurance Company ("Transamerica") and FAFLIC, pursuant to which FAFLIC reinsures certain individual variable universal life insurance policies of Transamerica.

"TRANSFERRED RECORDS" shall have the meaning set forth in Section 12.01.

"TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in the SPA.

"UNREGISTERED SEPARATE ACCOUNTS" shall mean the separate accounts of FAFLIC identified as such on Schedule 1.01(a) hereto.

"URLs" shall have the meaning set forth in Section 3.04(b).

                                                                SCHEDULE 1.01(a)

                                SEPARATE ACCOUNTS

REGISTERED SEPARATE ACCOUNTS

Annuity Products:

     Separate Account VA-P
     Separate Account KGC
     Separate Account KG
     Separate Account VA-K
     Fulcrum Separate Account
     Allmerica Select
     Separate Account I

Life Products:

     VEL Account II
     Separate Account SPVL
     Group VEL Account
     Inheiritage Account
     Allmerica Select Separate Account II
     Separate Account IMO

UNREGISTERED SEPARATE ACCOUNTS

     SEP ACCT A
     SEP ACCT B
     SEP ACCT C
     SEP ACCT D
     SEP ACCT G
     SEP ACCT H
     SEP ACCT J
     SEP ACCT Y (Y FUNDS)